Exhibit 99.1

[LOGO OF CEPHEID]

Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
Telephone: 408.541.4191
Fax: 408.541.4192

          CONTACTS:

          AT THE COMPANY:

          John L. Bishop                       John R. Sluis
          CEO, Cepheid                         CFO, Cepheid
          408-541-4191                         408-541-4191
          john.bishop@cepheid.com              john.sluis@cepheid.com

          AT FINANCIAL RELATIONS BOARD:

          Tim Grace                            Tricia Ross
          Media Contact                        Investor/Analyst Information
          312-640-6667                         617-520-7064
          tgrace@financialrelationsboard.com   tross@financialrelationsboard.com

                   CEPHEID REPORTS SECOND QUARTER 2005 RESULTS

     TOTAL REVENUES INCREASE BY 89% DRIVEN BY 93% INCREASE IN PRODUCT SALES
              GROSS MARGIN DOLLARS ON PRODUCT SALES INCREASE BY 94%

SUNNYVALE, Calif., August 4, 2005 -- Cepheid (NASDAQ: CPHD) today announced financial results for the quarter and six months ended June 30, 2005.

Product sales for the quarter ended June 30, 2005 increased 93% to approximately $20.2 million from approximately $10.5 million for the corresponding prior year period while product sales for the six months ended June 30, 2005 increased 128% to approximately $39.0 million from approximately $17.1 million for the corresponding prior year period. The increase in product sales for the quarter and six months ended June 30, 2005 as compared to the corresponding prior year periods was primarily due to a 371% and 459% increase in reagent and disposable sales, respectively.

Total revenues for the quarter ended June 30, 2005 increased 89% to approximately $21.4 million compared to approximately $11.3 million for the corresponding prior year period while total revenues for the six months ended June 30, 2005 increased 121% to approximately $41.0 million from $18.5 million for the corresponding prior year period. The increase in total revenue for both the quarter and six months ended June 30, 2005 as compared to the corresponding prior year period was due primarily to the increase in product sales. Contract revenue of $0.7 million and $1.4 million for the quarter and six months ended June 30, 2005 was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.

Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and six months ended June 30, 2005 increased by 94% and 112%, respectively as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended June 30, 2005 was consistent at 42% when compared to the corresponding prior year period and decreased to 43% for the six months ended June 30, 2005 as compared to 47% for the corresponding prior year period. The decline in gross margin on product sales for the six months ended June 30, 2005 as compared to the corresponding prior year period was due primarily to the amortization of up front license fees and higher ongoing royalty costs associated with the Company's patent license agreements entered into with Applera Corporation and F. Hoffman-La Roche Ltd in the second and third quarter of 2004 as well as one time favorable pricing achieved in the first quarter of 2004 which did not occur in the six months ended June 30, 2005. Gross margin on product sales for the full year 2005 is expected to be in the range of 43% to 45%. Previous guidance was for gross margin on product sales to be in the range of 45% to 49%.

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Net loss for the quarter and six months ended June 30, 2005 was approximately
$3.6 million, or $0.09 per share and $7.1 million, or $0.17 per share, respectively, compared to a net loss of approximately $3.7 million, or $0.09 per share and $7.9 million, or $0.20 per share, respectively, for the corresponding prior year periods.

"The Company is continuing to show progress in developing the individual segments of our overall business plan. Three ASR's were released during the second quarter covering gene expression and bacterial targets. Two additional ASR's for bacterial targets were released subsequent to the close of the quarter. These releases bring the total number of ASR's currently available from the Company to 10. In addition, a new general use PCR master mix product was released for use in both our ASR and Industrial markets."

"Collaborations and CSR programs were initiated with the FDA for Salmonella and
E. coli O157:H7/STEC, the University of North Carolina for recreational water testing of E. coli, Enterococcus, Vibrio, Bacteroides and the Public Health Research Institute (PHRI) for Methicillin Resistant Staph aureus (MRSA) and VRE."

"The biothreat program with the United States Postal Service (USPS) continues to move forward with installation of Biohazard Detection Systems (BDS). At this time over 800 BDS units have been installed. In addition, a significant testing milestone has been passed with over 1,000,000 tests now having been run with no false positives while simultaneously maintaining a very high level of sensitivity. This result is equivalent to a specificity of greater than 99.9999%. This was achieved using our patented testing system that includes our closed cartridge, with integrated automated sample processing."

"Subsequent to the close of the quarter, we made a significant addition to the management team with the appointment of David Persing M.D., Ph.D., currently a member of the Company's Board of Directors, to the position of Executive Vice President, Chief Medical and Technical Officer. Dr. Persing is a noted authority in the field of infectious diseases and he brings a unique combination of practical clinical experience along with a familiarity of industry research and development models, which should immediately benefit the team and our programs in the Clinical, Biothreat and Industrial markets," stated John Bishop, Cepheid's CEO.

2005 OUTLOOK

Commenting on Cepheid's outlook for the remainder of 2005, Mr. Bishop stated:

"Work is continuing on our BCR/ABL ASR product for use on the GeneXpert(R) system and we continue to expect to initiate product shipments in the second half of this year. Development of our initial FDA product for detection of Group B Strep (GBS) continues on the GeneXpert system along with a second generation version of GBS on the SmartCycler(R) system. We expect to simultaneously introduce both products in early 2006 in Europe with subsequent release in the United States. The key issue has been to insure optimization of the test sensitivity in the GeneXpert system and to simultaneously make available a product with the same level of sensitivity for our existing SmartCycler customers. Our product for the detection of Enterovirus is also expected to enter clinical trials this year."

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"Research also continues on a GeneXpert version of MRSA and a second generation
MRSA test for the SmartCycler system. Both tests are expected to be simultaneously released in 2006."

"We continue to expect deployment of BDS units to be completed in all 282 USPS processing centers by the end of this year. As we have previously discussed, we expect to continue to supply GeneXpert anthrax test cartridges to the USPS for use in the installed base of BDS units. In this regard, we recently received an Authorization Letter from Northrop Grumman for the purchase of 2.3 million anthrax cartridges to be delivered over a 14 month period commencing in August of 2005 and running through September of 2006. We have also announced our development plans for an expanded biothreat product menu, which is expected to include the following cartridge configurations in sequential order: 3 agent cartridge including anthrax, Y. pestis and F. tularensis; 4 agent cartridge including anthrax, Y. pestis, F. tularensis and Smallpox; 4 agent viral cartridge including Ebola, Marburg, Crimean-Congo hemorrhagic fever (CCHF) and Venezuelan equine encephalitis (VEE); 6 agent cartridge including anthrax, Y. pestis, F. tularensis, Smallpox, Burkolderia, and Brucella; a 10 agent array cartridge including anthrax, Y. pestis, F. tularensis, Smallpox, Burkolderia, Brucella, Ebola, Marburg, CCHF and VEE."

"Our market focus will continue to be in the Clinical Genetic Assessment market, along with the Biothreat and Industrial markets. In response to market demand, we are expanding what was previously the Life Science market to a broader Industrial market, which will encompass Food, Agricultural and Environmental testing in addition to research use generally associated with the Life Science market. As a part of this program, we recently participated in a head-to-head third party evaluation of water tests for E. Coli and Enterococcus against other competitors. Early indications are that the Cepheid tests, utilizing our licensed Scorpions technology, will be found to be superior to the competitor products. These water testing products are expected to be released for environmental recreational water testing before the end of 2005."

"While we continue to make significant progress in product development, we are also addressing issues associated with automated high volume production which have negatively impacted our manufacturing gross profit margins. We expect to make significant progress in resolving these issues by the end of this year. However, we will be realizing less gross profit dollars on product sales than we had previously expected in the near term."

"We also recently had our first Customer Corrective Action Notice involving a software bug associated with our SmartCycler Diagnostic software. The Company moved expeditiously to notify customers and has not received any indication of adverse patient events. We do not expect this customer corrective action to have any material financial impact to the Company."

"We reaffirm that we expect our 2005 product sales to be in the range of $80.0 million to $84.0 million, based on anticipated sales for the USPS program and sales expected from other existing and new products. However, given the near-term impact on our manufacturing gross margins, we are increasing our expected 2005 net loss to be in the range of $12.0 million to $14.0 million or $0.28 to $0.33 per share based on actual weighted average shares outstanding of
42.5 million as of June 30, 2005. Previous guidance was an expected 2005 net loss of $9.0 million to $11.0 million or $0.21 to $0.26 per share. Our net loss projections do not include any stock compensation expense associated with SFAS 123R for which mandatory implementation has been delayed until January 1, 2006 by the Securities and Exchange Commission."

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As of June 30, 2005, the Company had $52.4 million in unrestricted cash and marketable securities.

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-366-7417 (domestic) or 303-262-2141 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through August 4, 2006. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 11, 2005; the conference ID is 11034949. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, product performance, future revenues, future margins, future net losses and the status of the USPS BDS program. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; the occurrence of delays with respect to the BDS, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; our ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the Industrial markets; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2004 and in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.

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All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

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                                     CEPHEID

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                            Three Months Ended June 30,     Six Months Ended June 30,
                                           ----------------------------    ----------------------------
                                               2005            2004            2005            2004
                                           ------------    ------------    ------------    ------------
Revenues:
  Instrument sales                         $      7,262    $      7,720    $     13,621    $     12,584
  Reagent and disposable sales                   12,942           2,749          25,334           4,533
                                           ------------    ------------    ------------    ------------
     Total Product Sales                         20,204          10,469          38,955          17,117
  Contract revenues                                 743             807           1,390           1,420
  Grant and government sponsored
   research revenues                                437               9             605               9
                                           ------------    ------------    ------------    ------------
     Total revenues                              21,384          11,285          40,950          18,546
                                           ------------    ------------    ------------    ------------
Operating costs and expenses:
  Cost of product sales                          11,743           6,113          22,017           9,131
  Collaboration profit sharing                    3,602             607           7,208           1,032
  Research and development                        4,538           3,864           9,044           7,494
  Selling, general and administrative             5,036           4,434           9,591           7,501
  Expense for patent related matter                   -               -               -           1,264
                                           ------------    ------------    ------------    ------------
     Total costs and operating
      expenses                                   24,919          15,018          47,860          26,422
                                           ------------    ------------    ------------    ------------
Loss from operations                             (3,535)         (3,733)         (6,910)         (7,876)
Other income (expenses), net                       (100)             22            (183)             18
                                           ------------    ------------    ------------    ------------
Net loss                                   $     (3,635)   $     (3,711)   $     (7,093)   $     (7,858)
                                           ============    ============    ============    ============
Basic and diluted net loss per share       $      (0.09)   $      (0.09)   $      (0.17)   $      (0.20)
                                           ============    ============    ============    ============
Shares used in computing basic and
 diluted net loss per share                      42,465          41,713          42,355          40,211
                                           ============    ============    ============    ============

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                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                            June 30,      December 31,
                                                              2005            2004
                                                          ------------    ------------
                                                           (unaudited)         (1)
                         ASSETS
Current assets:
  Cash and cash equivalents                               $     18,448    $     23,189
  Marketable securities                                         34,000          34,250
  Accounts receivable                                           12,570          14,584
  Inventory                                                      8,298           6,544
  Prepaid expenses and other current assets                      1,314             402
                                                          ------------    ------------
Total current assets                                            74,630          78,969
Property and equipment, net                                     12,042           9,756
Restricted cash                                                    688             688
Intangible assets, net                                          29,708          30,902
                                                          ------------    ------------
Total assets                                              $    117,068    $    120,315
                                                          ============    ============

          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $     12,930    $      8,074
  Accrued compensation                                           2,594           2,836
  Accrued royalties                                              2,414           2,113
  Accrued other liabilities                                      4,103           4,517
  Current portion of deferred revenue                            2,853           3,847
  Current portion of license fee payable                        10,683          10,476
  Current portion of equipment financing                         2,061           1,889
                                                          ------------    ------------
Total current liabilities                                       37,638          33,752

Long term portion of deferred revenue                            5,238           6,190
Long term portion of licensing fees payable                      6,700           8,561
Equipment financing, less current portion                        2,358           1,604
Line of credit                                                   4,000           4,000
Deferred rent                                                      654             599
Commitments
Shareholders' equity:
  Preferred stock                                                    -               -
  Common stock                                                 153,935         152,136
  Additional paid-in capital                                     7,519           7,517
  Accumulated other comprehensive loss                              26            (137)
  Accumulated deficit                                         (101,000)        (93,907)
                                                          ------------    ------------
Total shareholders' equity                                      60,480          65,609
                                                          ------------    ------------
Total liabilities and shareholders' equity                $    117,068    $    120,315
                                                          ============    ============

(1) The balance sheet at December 31, 2004 has been derived from the Company's audited financial Statements, which are included in the Company's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                             See accompanying notes.